UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2012

BOSTON PROPERTIES, INC.

(Exact Name of Registrant As Specified in Charter)

Delaware	1-13087	04-2473675
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Boylston Street, Suite 1900, Boston, Massachusetts 02199

(Address of Principal Executive Offices) (Zip Code)

(617) 236-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2012, E. Mitchell Norville announced that he will resign as Executive Vice President, Chief Operating Officer of Boston Properties, Inc. (the “Company”) effective on February 29, 2012.

Mr. Norville has indicated that he plans to relocate from the Boston area following his resignation and that he intends to explore various personal and professional opportunities. Upon the effective date of Mr. Norville’s resignation, Douglas T. Linde, the Company’s President, will assume Mr. Norville’s responsibilities as the principal operating officer of the Company.

In connection with his resignation, Mr. Norville entered into a separation agreement (the “Separation Agreement”) with the Company. Under the Separation Agreement, the Company will pay Mr. Norville cash payments totaling approximately $1,533,333 (less applicable deductions) in addition to his cash bonus for 2011, which was $950,000. In addition, Mr. Norville has agreed to provide consulting services to the Company for at least two months following the effective date of his resignation for which he will receive $20,000 per month. Under the Separation Agreement, Mr. Norville will be entitled to accelerated vesting with respect to 23,502 LTIP units in Boston Properties Limited Partnership and stock options to purchase 4,464 shares of common stock at an exercise price of $92.71 and 5,117 shares of common stock at an exercise price of $104.47. Mr. Norville will also retain approximately 36% of his 2011 outperformance award, which will remain subject to the performance-based vesting criteria originally established for the 2011 outperformance awards. Mr. Norville agreed to one-year non-competition, non-solicitation and non-interference provisions, and provided the Company with a general release of claims. The Company expects to recognize approximately $4.5 million of expense for accounting purposes in the first quarter of 2012 in connection with Mr. Norville’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: February 13, 2012	By:	/s/ Michael E. LaBelle
Michael E. LaBelle
Senior Vice President, Chief Financial Officer and Treasurer